UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	May 25, 2011

PHH Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Maryland	001-07797	52-0551284
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3000 Leadenhall Road, Mount Laurel, New Jersey		08054
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	856-917-1744

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

On May 25, 2011, PHH Mortgage Corporation ("PHH Mortgage"), a wholly owned subsidiary of PHH Corporation ("PHH"), entered into an Amended and Restated Master Repurchase Agreement by and among PHH Mortgage, as seller, PHH, as guarantor, and Credit Suisse First Boston Mortgage Capital, LLC, as buyer (the "PHH Mortgage Facility").

On May 25, 2011, PHH Home Loans, LLC ("PHH Home Loans"), an indirect majority owned subsidiary of PHH, and certain of PHH Home Loans’ wholly owned subsidiaries entered into an Amended and Restated Master Repurchase Agreement by and among PHH Home Loans and the subsidiaries of PHH Home Loans named therein, as sellers, and Credit Suisse First Boston Mortgage Capital, LLC, as buyer (the "PHH Home Loans Facility").

The PHH Mortgage Facility and the PHH Home Loans Facility provide for committed mortgage warehouse financing. The aggregate combined amount of committed mortgage warehouse financing capacity under the facilities is $675 million (the "Maximum Aggregate Purchase Price"). Up to $500 million of the Maximum Aggregate Purchase Price may be utilized by PHH Mortgage under the PHH Mortgage Facility and, provided that the Maximum Aggregate Purchase Price is not exceeded after taking into account amounts outstanding under the PHH Mortgage Facility, up to $325 million may be utilized under the PHH Home Loans Facility.

Each of the PHH Mortgage Facility and the PHH Home Loans Facility terminates May 23, 2012; provided, however, that, so long as no event of default exists under either the PHH Mortgage Facility or the PHH Home Loans Facility as of May 23, 2012, the termination date of each of the PHH Mortgage Facility and the PHH Home Loans Facility will automatically be extended to May 22, 2013.

Each of the PHH Mortgage Facility and the PHH Home Loans Facility contains various customary representations, warranties, covenants, conditions precedent and indemnification provisions.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHH Corporation

June 1, 2011	By:	William F. Brown

Name: William F. Brown
Title: Senior Vice President, General Counsel & Secretary